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                                                                   Exhibit 10.20

                              EMPLOYMENT AGREEMENT

     This AGREEMENT (this "Agreement"), dated as of April 1, 2002, is by and between AMERICAN VANTAGE COMPANIES, a Nevada corporation having its principal offices at 6787 West Tropicana, Suite 200, Las Vegas, Nevada 89103 (the "Company"), and AUDREY K. TASSINARI, an individual currently residing at 7889 Rancho Mirage, Las Vegas, Nevada 89113 (individually, the "Executive" and, together with the Company, the "parties").

                                    RECITALS

          WHEREAS, the Executive and American Casino Enterprises, Inc., the former name of the Company, had originally entered into an Employment Agreement dated as of July 20, 1995 (the "Prior Agreement");

          WHEREAS, the Prior Agreement has a term expiring on March 31, 2002, subject to extension for an unlimited number of additional one year terms unless either party gives specified notice to the other party prior to the commencement of such additional term;

          WHEREAS, the Executive has been employed by the Company for more than twenty years and is currently the Company's Executive Vice President;

          WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and problems;

          WHEREAS, the Board of Directors of the Company (the "Board") recognizes the Executive's contribution as Executive Vice President to the growth and success of the Company has been substantial and desires to assure the Company of the Executive's continued employment in an executive capacity and to compensate the Executive therefor;

          WHEREAS, the Executive is desirous of committing herself to serve the Company on the terms herein provided;

          WHEREAS, the Company has entered into negotiations with Crave Entertainment Group, Inc., a California corporation ("Crave") and the shareholders of Crave (the "Crave Shareholders") with respect to a transaction (the "Crave Transaction") that could result in a "change in control of the Company" (as such term is defined in this Agreement); and

          WHEREAS, the parties believe it imperative that the Company and the Board be able to rely upon Executive, if required, to assess any proposal or transaction which would cause a change in control of the Company, including, but not limited to, the Crave Transaction, and advise management and the Board as to whether such proposal would be in the best interest of the Company and its stockholders free from concern that her recommendations may adversely affect her continued employment.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Termination of Prior Agreement. This Agreement supercedes the Prior Agreement in all respects and the Prior Agreement is hereby terminated in its entirety and hereby made null and void with no party to the Prior Agreement having any rights, obligations or liabilities under the Prior Agreement.

2.   Employment; Term.

          (a) The Company hereby agrees to continue to employ the Executive as Executive Vice President of the Company, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

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          (b)  The term of this Agreement shall begin on the date hereof and shall end on September 30, 2002 (the "Initial Term").

          (c) Notwithstanding any thing to the contrary contained in subsection 5(b), the Company shall cause to be retained a compensation consultant (the "Compensation Consultant") to render to the Compensation Committee of the Board (the "Committee"), a written report (the "Consultant's Report"), as to whether the compensation to be received by Executive under this Agreement, including payments to be made pursuant to Section 8, is competitive with compensation (the "Comparable Compensation") provided to senior executive officers having similar duties to that of the Executive by employees (i) located in the metropolitan area in which the Principal Office (as such term is defined in this Agreement) in located and (ii) having the financial conditions and results of operations similar to that of the Company. If the Compensation Consultant determines that Executive's compensation under this Agreement exceeds Comparable Compensation, the parties shall negotiate in good faith an amendment (the "Amendment") to this Agreement to provide for (x) a reduction in Executive's compensation to a level that would not exceed the Comparable Compensation (and giving effect to the fact that Executive's compensation actually paid to Executive under this Agreement exceeded the Comparable Compensation for periods prior to the effective date of such amendment to this Agreement, (y) an extension of the term of this Agreement for an additional thirty month period to expire on March 31, 2005 (the "Extended Term") and (z) such other terms and provisions as the parties may mutually agree. In the event that, on or prior to the expiration of a 30 day period commencing on the date the Consultant renders the Consultant's Report, the parties fail to reach an agreement as to the form, term and provisions of the Amendment and/or Executive shall fail to execute a definitive written agreement reflecting such form, terms and provisions of the Amendment, this Agreement automatically shall terminate and neither of the parties shall have any further rights, obligations and/or liabilities under this Agreement, except for compensation earned through the date of such automatic termination and not paid to Executive. In the event the Compensation Consultant determines that Executive's compensation under this Agreement is substantially similar to or less than the Comparable Compensation, and the Committee, acting in good faith, concurs with such determination, the term of this Agreement automatically shall be extended for the Extended Term. For the purposes of this Agreement, the phrase "Term" shall mean either the Initial Term, if no extension (an "Agreement Extension") has occurred in accordance with this subsection 2(c), or the Extended Term, if the Agreement Extension has occurred.

3. Position and Duties. The Executive shall serve as the Executive Vice President of the Company, reporting only to the Company's Chief Executive Officer and Board, and shall have supervision and control over, and responsibility for, the general management and operation functions of the Company as determined by the Company's Chief Executive Officer, and shall have such other powers and duties as may from time to time be prescribed by the Company's Chief Executive Officer and Board, provided that such duties are consistent with her present duties and with the Executive's position as a senior executive officer in charge of the general management of the Company. The Executive is currently serving as a Director on the Board. The Executive shall devote her full time and efforts to the business and affairs of the Company.

4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the Company's principal executive offices located at 6787 West Tropicana, Suite 200, Las Vegas, Nevada 89103 ("Principal Office") and shall not be required to be absent therefrom on travel status or otherwise more than 90 days in any calendar year. The Executive shall not be required, without the Executive's consent, to permanently relocate to any other location that would cause the Executive to be absent from Las Vegas, Nevada, for more than 90 days in any calendar year.

5.   Compensation.

          (a) Base Salary. The Executive shall receive a minimum annual base salary ("Base Salary") at the rate of at least $120,000 per annum, subject to withholding and other deductions as required by law or otherwise authorized in writing by Executive. During the Term, the Base Salary shall be increased on an annual basis, effective as of January 1st of each calendar year, based upon no less than the greater of: (i) the proportional annual increase provided to any of the Company's other salaried senior executives and (ii) the proportional increase in the Annual Average All Items Index of the U.S. City Average Consumer Price Index for All Urban Consumers




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("CPI-U") as published by the U.S. Bureau of Labor Statistics, during the most recent published twelve month period prior to the effective date of any such increase.

                   (b) Discretional Increases in Base Salary. During the Term, the Board, through its Compensation Committee, shall determine in good faith using its reasonable discretion, the annual increase to the Base Salary, to be effective as of January 1st of the following calendar year ("Salary Review"). The Compensation Committee shall review the Executive's performance, including, but not limited to, the general financial condition of the Company and any increases in shareholders' equity and compensation received by similarly situated executives in similarly situated companies located in the Las Vegas area. The Executive's annual salary will be increased, but never decreased, to correspond to any increases in Base Salary as a result of the Salary Review as promptly as practicable, but in any event no later than 30 days after the Salary Review. Any such increase in Base Salary or other compensation granted pursuant to this subsection 5(b) shall in no way limit or reduce any other obligation of the Company under this Agreement and, once established at an increased specified rate, the Base Salary shall not thereafter be reduced.

                   (c)  Incentive Compensation.

                        (i) In addition to Base Salary, Executive shall be entitled to receive such incentive compensation ("Incentive Award") as the Board may determine pursuant to the Company's existing employee stock option plan(s) or any similar plan adopted or to be adopted by the Company (the "Plan") during the Term of this Agreement, and any other Company incentive or bonus compensation programs in accordance with the Company's then practice. The Board, through its Compensation Committee, shall, in good faith, determine in its reasonable discretion any Incentive Award. For any period less than a full calendar year during the term of this Agreement, the Executive shall receive an amount equal to the prorated portion of the incentive compensation payable pursuant to the Incentive Award. The amount of any additional compensation payable to the Executive pursuant to this subsection 5(c) in respect of any full calendar year of part thereof will be determined as promptly as practicable after the determination of the Company's earnings for the year, but in any event such payment will be made not later than 30 days after the Company's receipt of consolidated audited financial statements. Simultaneously with the payment of such additional compensation, the Company will deliver to the Executive a report of its principal financial or accounting officer, including the Company's consolidated statement of earnings for such calendar year and showing in reasonable detail the computation of such compensation pursuant to the Incentive Award. If, within 30 days of receipt of such additional compensation and report, the Executive shall notify the Company that she disagrees with the report, the dispute shall be submitted for resolution to the Company's independent public accountants whose determination shall be made promptly after submission (in a report in appropriate detail delivered promptly to the Company and the Executive) and shall be binding upon all parties hereto.

                        For the purposes of this Agreement, "Total Compensation" is defined as the sum of the Executive's Base Salary and Incentive Award.

                        (ii) As compensation to the Executive for increases in CPI-U not paid to the Executive for the calendar years ended December 31, 2000 and 2001, the Company shall grant to the Executive a ten-year stock option to purchase one share of the Company's common stock for each dollar of increase not paid to the Executive, and the exercise price of such stock option shall be the fair market value on the date of this Agreement.

                   (d) Expenses. During the term of her employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy.

                   The Executive shall be reimbursed for her personal legal and financial consulting fees subject to a maximum of three percent (3%) of the prior calendar year's Base Salary.




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     (e)  Fringe Benefits. The Executive shall be entitled to continue to participate in or receive benefits under all the Company's employee benefits plans and arrangements in effect on the date hereof or plans or arrangements providing the Executive with at least equivalent benefits thereunder. The Company shall pay all costs, expenses and charges for the Executive's health (including dental if it becomes available to the Company's employees), life insurance policies (as hereinafter defined) and D & O (as hereinafter defined). The Company agrees that, without the Executive's consent, it will not make any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder. The Executive shall be entitled to participate in or receive benefits under any retirement plan, profit-sharing plan, savings plan, stock option plan, life insurance, Directors and Officer's Liability Indemnification Insurance Policy covering liabilities which may have accrued or that will be incurred by the performance of her services on behalf of the Company, currently with limits of $3,000,000 per occurrence, and $3,000,000 per incidence overall coverage ("D & O"), health-and-accident plan or an arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement in subsections 5(d)-(i) presently in effect or made available in the future (other than under the Incentive Compensation referred in subsection 5(b) hereof), shall be deemed to be in lieu of compensation to the Executive hereunder.

     (f) Vacations. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which she is so employed). The Executive shall not take more than three consecutive weeks of vacation during any calendar year. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

     (g) Life Insurance. The Company shall maintain, at its expense and at no cost to the Executive, a term life insurance policy on the life of the Executive providing for a minimum death benefit of One Million Five Hundred Thousand Dollars ($1,500,000)("Life Insurance"). The Executive shall have the right to designate the beneficiary of the Life Insurance.

     (h) Automobile. The Company shall pay all normal expenses relating to the use of the Executive's personal automobile for Company purposes, including but not limited to, all repairs, maintenance, insurance, licensing, gas, oil and taxes associated with the operation and ownership of such automobile.

     (i) Perquisites. The Executive shall be entitled to continue to receive the fringe benefits appertaining to the offices of director, Chairman of the Board, Executive Vice President of the Company in accordance with present practice, except that, so long as Executive remains an executive or senior officer of the Company, Executive shall not be entitled to a fee with respect to the attendance at any meeting of the Board or any committee of the Board.

6. Termination.

     (a) Death. The Executive's employment hereunder shall terminate upon her death.

     (b) Cause. The Company may terminate the Executive's employment hereunder for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the willful failure by the Executive to substantially perform her duties hereunder, other than any such failure resulting from the Executive's incapacity due to physical or mental illness, or (ii) the Executive engaging in the commission of fraud, embezzlement or theft against the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without belief that her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive: (x) a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with her counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive

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was guilty of conduct set forth above in clause (i) or (ii) of the preceding sentence, and specifying the particulars thereof in detail, (y) an affidavit sworn to by the Secretary of the Company stating that such resolution was in fact adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) and that the Executive was found guilty of conduct set forth in clause (i) or (ii) of the preceding sentence specifying the particulars thereof in detail, and (z) a report with respect to such conduct from a firm of independent attorneys (other than general counsel for the Company) selected by a majority of the entire Board (excluding the Executive) and reasonably acceptable to the Executive, to the effect that the conduct of the Executive has been such as to permit the Board to terminate the Executive's employment for Cause within the meaning of the provisions of this subsection 6(b).

     (c) Termination by the Executive. The Executive may terminate her employment hereunder (i) for Good Reason (as hereinafter defined) or (ii) if her health should become impaired to an extent that makes the continued performance of her duties hereunder hazardous to her physical or mental health or her life. For purposes of this Agreement, "Good Reason" shall mean (A) a change in control of the Company (as defined below), (B) any assignment to the Executive of any duties significantly different than those contemplated by, or any limitation of the powers of the Executive in any respect not contemplated by, Section 3 hereof, (C) any removal of the Executive from or any failure to re-elect the Executive to any of the positions indicated in Section 3 hereof, except in connection with termination of the Executive's employment for Cause, (D) a reduction in the Executive's Total Compensation, or a material reduction in the Executive's fringe benefits or any other material failure by the Company to comply with Section 5 hereof, (E) failure by the Company to comply with Section 4 hereof in any significant respect, (F) failure of the Company to obtain the assumption of this Agreement by any successor as contemplated in Section 13 hereof, (G) a relocation of the Company's Principal Office without the Executive's consent, (H) the Company's failure to provide Salary Review and benefit increases as provided to other salaried executives of the Company as specified in Section 5 hereof, or (I) the Executive remains in employment with the Company through a change in control of the Company and then voluntarily resigns or otherwise voluntarily terminates her employment upon written notice of termination by Executive to the Company at any time prior to or during the two years following a change in control of the Company. For purposes of this Agreement a "change in control of the Company" shall be deemed to have occurred if: (i) a third Person becomes the beneficial owner (as such term is defined in Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Act")) of securities of the Company having twenty percent (20%) or more of the combined voting power of all classes of the Company's securities entitled to vote in an election of Directors of the Company; (ii) there occurs a tender offer or exchange offer by, a merger or other business combination with, or a sale of substantially all of the assets of the Company to any third Person;
(iii) a stockholder or stockholders holding five percent (5%) or more of the outstanding common stock of the Company proposes a reconstitution of, additions to or deletions from the Board and as a result, obtains a majority thereof; or
(iv) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason other than death or disability to constitute at least a majority thereof.

     (d) Notice of Termination. Any termination by the Company pursuant to subsection 6(b) or by the Executive pursuant to subsection 6(c) shall be communicated by writing a Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     (e) Termination Date. For purposes of this Agreement, the term "Termination Date" shall mean (i) if the Executive's employment is terminated by her death, the date of her death, (ii) if the Executive's employment is terminated pursuant to subsection 6(b), the date specified in the Notice of Termination, and (iii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within 60 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).


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7.   Disability. If as a result of the Executive's incapacity due to physical or mental illness ("Disability"), the Executive shall have been absent from her duties hereunder on a full time basis for twelve consecutive months, and within 30 days after the Company notifies the Executive in writing that it intends to replace him, the Executive shall not have returned to the performance of her duties hereunder on a full time basis, the Company may replace the Executive without breaching this Agreement. Such disability will not act to terminate the Executive's employment under this Agreement, unless the Company provides notice to replace the Executive as provided herein.

          If disabled within the meaning of this paragraph, the Company shall maintain in full force and effect, for the continued benefit of the Executive for the Term, including any extension thereof, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the replacement date provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred as a result of the Disability, the Executive shall be entitled to receive an amount equal to the annual contributions, payment, credits or allocations which would have been made by the Company to him, to her account or on her behalf under such plans and programs from which her continued participation is barred.

          If the parties hereto disagree as to the determination of the Executive's Disability, the term Disability (or Disabled) shall mean the Executive's inability, either mentally or physically, to perform the necessary functions of the Executive's position of employment with the Company, and such Disability shall be deemed to exist if it persists for a period of six consecutive months unless the parties hereto agree otherwise. If the Company shall find on the basis of medical evidence reasonably satisfactory to it that the Executive is so totally mentally or physically disabled as to be unable to engage in further employment by the Company and that Disability shall be determined to be such that it will cause, or actually does cause or has caused, the Executive to be absent from work for a period in excess of six months in any one twelve-month period.

8.   Compensation Upon Termination, Death or During Disability.

          (a) If the Executive's employment shall be terminated by reason of her death, the Company shall pay to such person as the Executive shall designate in a notice filed with the Company, or, if no such person shall be designated, to the Executive's estate as a lump sum death benefit, an amount equal to the sum of (i) the annualized average of the Base Salary paid to Executive for the five calendar years immediately preceding Executive's death plus (ii) the annualized average of the Incentive Awards paid to the Executive for the five calendar years immediately preceding the Executive's death pursuant to subsection 5(b) hereof. Such amount shall be exclusive of and in addition to any payments the Executive's widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or other compensation provided for herein or presently maintained by the Company.

          (b) During any period that the Executive fails to perform her duties hereunder as a result of a Disability, the Executive shall continue to receive her Total Compensation during the initial waiting period as provided by the Company's existing or thereafter adopted (during the term of this Agreement) disability insurance plan. Upon the Executive becoming Disabled, the Executive shall be paid 100% of the five calendar year average of her Total Compensation for one year, less payments made by Social Security and less payments made by the Company's insurance carrier in accordance with the Company's existing long-term disability plan or, if a long-term disability plan does not exist as of the execution date hereof, then in accordance with any long-term disability plan hereinafter adopted by the Company during the Term of this Agreement.

          (c) If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive her full Base Salary through the Termination Date at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

          (d) If during the Term, the Company terminates the Executive's employment other than for Cause, death or Disability, or the Executive terminates employment for Good Reason: (i) within 90 days following the Termination Date, the Company shall pay the Executive an amount equal to (A) the sum of the annualized total average of the Base Salary and Incentive Awards granted during the five calendar year period ended immediately prior to the Termination Date, (B) multiplied by two and ninety-nine one hundredths (2.99);
(ii) within 30 days


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following the Termination Date, the Company shall pay the Executive her Total
Compensation through the Termination Date to the extent not yet paid; (iii) within 30 days following the presentment of any legal bills (including retainer fees) relating to the Executive's enforcement of her rights under this Agreement, including bills relating to the interpretation of Executive's rights under this Agreement, the Company shall pay up to $100,000 of such bills; and
(iv) all outstanding unexercised stock options granted to the Executive under the Company's stock option plans and/or other Incentive Awards held or contingently payable to the Executive as of the Termination Date shall become fully vested and exercisable as of the Termination Date and shall continue to be exercisable for the life of such option or Incentive Award, as the case may be.

          (e) Unless the Executive is terminated for Cause or the Executive terminates her employment for other than Good Reason or Disability, the Company at its sole cost shall maintain in force and effect, for the continued benefit of the Executive and her family for the Term of this Agreement including any extension thereof, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Termination Date (including specifically but without limitation the benefits which the Executive would have been entitled to receive pursuant to the Company's pension plan had her employment continued for the Term provided in Section 1 hereof at the rate of compensation specified herein), provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred as a result of such termination, the Executive shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations which would have been made by the Company to him, to her account or an her behalf under such plans and programs from which her continued participation is barred.

          (f) Unless the Executive is terminated for Cause or the Executive terminates her employment for other than Good Reason or Disability, the Company agrees that: (i) following the Termination Date, the Company shall pay, at its sole cost and expense, to or on behalf of the Executive all the premiums towards the provision of health insurance for the Executive and her family for a period of twelve months commencing on the Termination Date; (ii) the Company shall use its best efforts to continue the Executive's same coverage under its group health plan(s) after her Termination Date as she had prior to her Termination Date; if, despite those efforts, the Company is not permitted to continue the Executive's coverage under such plan(s), the Company shall pay the amounts described in subsection 8(f)(i), directly to the Executive annually in advance of the period of coverage; (iii) subject to subsection 8(f)(ii), upon the Executive's death, her spouse and family shall be entitled to health insurance coverage and payments as described in subsection 8(f)(i); (iv) payments provided pursuant to this Section 8 shall not be construed to be in lieu of, or to interfere with, the Executive or her spouse's right to conversion privileges under the Company's group health plan; however, the Company's obligation to provide continuation coverage (COBRA) to the Executive or her spouse under its group health plan shall be satisfied to the extent payments are made to the Executive and her spouse in accordance with this
Section 8 for the otherwise applicable continuation coverage period; (v) if the Executive's termination is the result of her death or Disability, the benefits provided pursuant to this Section 8 shall be provided to the Executive's spouse or to the Executive, as appropriate; and (vi) the Company shall maintain for twelve months commencing on the Termination Date, each individual life insurance policy owned by the Company on the life of the Executive, by paying its share of the premium on, and preventing a lapse of coverage (due to actions solely within the control of the Company) under.

          (g) If the Executive is terminated for any reason except for Cause, on the Termination Date the Company shall transfer to the Executive any and all insurance policies on the Executive's life owned by the Company together with the cash value of the policies on the Termination Date, plus prepaid premiums accrued thereon. If the Executive's Termination occurs as a result of the Executive's death or Disability, the benefits provided pursuant to this subsection 8(g) shall be provided to the Executive's spouse or to the Executive's estate, as appropriate.

          (h) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor will the amount of damages or severance benefits payable to the Executive under this Section 8 be reduced by reason of her securing other employment or for any other reason, unless otherwise provided in this Agreement.


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          (i)  Notwithstanding anything to the contrary contained in this
Agreement, the maximum amount payable to Executive under this Section 8, together with all other amounts that may be due or payable to Executive under this Agreement as result of the termination of employment of Executive by the Corporation, shall be equal to the amount which would otherwise result in an "excess parachute payment" under section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or to any successor to said section or the Code, minus $1.00, in each case giving effect to the present value of any future payment required under this Section 8 or otherwise in this Agreement.

9.   Restrictive Covenants.

          (a) Restrictions. Executive covenants that, except in furtherance of Executive's duties hereunder and as approved by the Board or Chief Executive Officer:

               (i) Competitive Activity. During the Restricted Period (as hereinafter defined), Executive shall not directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership, trust or other business or governmental entity (collectively, together with any individual, a "Person") that engages in, or assists others in engaging in or conducting, any business that deals, directly or indirectly, in products or services similar to or competitive with the Company's product line or services anywhere in the world that the Company does business through Executive's last day of employment; provided, however, that the restrictions set forth in this paragraph 9(a)(i) shall not be deemed to exclude Executive from acting as director of a corporation for the benefit of the Company with the consent of the Board; and provided, further, that the restrictions set forth in this paragraph 9(a)(i) shall not be deemed to prohibit Executive from owning or acquiring securities issued by any corporation whose securities are listed on a national securities exchange or are quoted on Nasdaq or the OTC Bulletin Board, provided that Executive at no time owns, directly or indirectly, beneficially or otherwise, one (1%) percent or more of any class of any such corporation's outstanding capital stock.

               (ii) Non-Solicitation of Customers. During the Restricted Period, Executive shall not knowingly provide or solicit to provide to any Person any goods or services that are competitive with those provided by the Company or that would be competitive with the goods or services that the Company has planned to provide. The term "customer" shall mean any Person to whom the Company has provided goods and services during the last five years of Executive's employment by the Company.

               (iii) Non-Solicitation of Company Personnel. During the Restricted Period, Executive will not solicit for employment, or attempt to solicit, directly or by assisting others, any employee of Company with whom Executive had contact during Executive's employment with the Company. For the purposes of this paragraph 9(a)(iii), "contact" means any interaction whatsoever between Executive and the other employee.

               (iv) Protected Information. Executive shall not divulge to others, nor shall Executive use at any time during the Restricted Period or thereafter, any confidential or trade secret information obtained by Executive during the course of Executive's employment with the Company, including information relating to sales, salespersons, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company, or its subsidiary or affiliated companies.

               (v) Non-Disparagement. Executive covenants and agrees that during the Restricted Period or at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the Company or any of its employees, members of its board of directors or agents, nor shall Executive assist any other person, firm or company in so doing.

     (b) Definition of "Restricted Period." For purposes of this Agreement, the term "Restricted Period" shall mean the Term and the period of five years commencing immediately upon the termination of Executive's employment with the Company.

     (c) Enforcement of Covenants. Executive acknowledges that Executive's breach of any of the restrictive covenants contained in this Section 9 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Section 9, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Executive from taking any action prohibited under this Section 9. This remedy shall be in addition to all other remedies available to the Company at law or in equity. If any portion of this Section 9 is adjudicated to be invalid or unenforceable, this Section 9 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 9 in the jurisdiction in which such adjudication is made.

10.  Proprietary Property.

      (a) Ownership of Proprietary Property. Executive agrees that any and all inventions, discoveries, investigations, know-how, trade secrets and developments or improvements in technology (collectively "Inventions") as well as any and all Proprietary Information (as defined in Section 10(b) below) created, developed, conceived of or discovered during the Term or any prior period of Executive's employment with the Company (i) by Executive (solely or jointly with others) either (A) in the course of Executive's employment or engagement, on the Company's time or with the Company's materials or facilities, or (B) relating to any subject matter with which Executive's work for the Company is or may be concerned or to any business in which the Company or any of its subsidiaries or affiliated companies is involved, regardless of how or when Executive shall have created, developed, conceived, or discovered such Inventions or Proprietary Information (collectively, "Proprietary Property"), or
(ii) by or for the Company, or (iii) by any independent Person and thereafter acquired by the Company, and which are within Executive's knowledge or possession in the case of clause (i) of this Section 10(a) or that come into Executive's knowledge or possession during the Term or any prior period of Executive's employment with the Company in the case of clauses (ii) or (iii) of this Section 10(a), shall be, if created, developed, conceived of or discovered by Executive, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by Executive as an employee, consultant or retiree of the Company and not in any way for Executive's own benefit. Executive shall neither have nor obtain any right, title or interest in or to such Proprietary Property unless and until the Company shall expressly and in writing waive the rights that it has therein and thereto under the provisions of this Section 10. With respect to any and all Proprietary Property that is invented, created, written, developed, furnished or produced by Executive, or suggested by Executive to the Company, during the Term or any prior period of Executive's employment with the Company, Executive does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that Executive shall neither have nor retain any right, title or interest, of any kind therein and thereto or in and to any results or proceeds therefrom. At any time, whether during or after the Term, Executive will, upon the request and at the expense of the Company, (x) obtain patents or copyrights on, or (y) permit the Company to patent or copyright, any such Proprietary Property, whichever (x) or (y) is appropriate, and/or (z) execute, acknowledge and deliver any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to and vest in the Company all right, title and interest in and to such Proprietary Property and to evidence the Company's ownership of such Proprietary Property, including, without limitation, taking all steps necessary to enable the Company to publish or protect said Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving said Proprietary Property. Executive shall not, without limitation as to time or place, use any Proprietary Property except on Company business, during or after the Term, nor disclose the same to any other Person or individual except for disclosure on Company business or as may be required by law.

     (b) Definition of Proprietary Information. As used in this Agreement, "Proprietary Information" means any information about the affairs of the Company or any of its subsidiaries or affiliates, including, without limitation, trade secrets, trade "know-how," inventions, customer lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers, trading positions, sales, profits or other financial information, which is confidential to the Company or any of its subsidiaries or affiliates or is not generally known in the relevant trade, regardless of whether Executive developed such information.

         (c) Disclosure of Proprietary Property. During the Term and thereafter, Executive will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

11.  Indemnification.

         (a) (i) Except as otherwise provided in subsection 11(b), and to the fullest extent allowable by law and the Company's Articles of Incorporation, as may be amended from time to time, the Company shall indemnify the Executive for the Executive's reasonable attorneys' fees and disbursements incurred in any litigation for the purpose of interpreting any provision of this Agreement.

              (ii) Except as otherwise provided in subsection 11(b), and to the fullest extent allowed by law, the Company shall indemnify and hold Executive free and harmless from any liability for injury or death to persons or damage or destruction of property due to any cause whatsoever, either in or about the Company, any properties managed, owned or operated by the Company or elsewhere, as a result of the performance by the Executive of her duties under this Agreement irrespective of whether alleged to be caused, wholly or partially, by the Executive;

              (iii) Except as otherwise provided in subsection 11(b), the Company shall reimburse the Executive upon written demand for any money or other property which the Executive is required to pay out for any reason whatsoever in performing her duties hereunder, whether the payment is for charges or debts incurred or assumed by the Executive or any other party, or judgments, settlements, or expenses in defense claim, civil or criminal action, proceeding, charge, or prosecution made, instituted or maintained against the Executive or the Company, jointly or severally, because of the condition or use of any properties managed, owned or operated, or acts or failures to act of the Executive, or arising out of or based upon any law, regulation, requirement, contract or award; and

              (iv) Except as otherwise provided in subsection 11(b), the Company shall defend any claim, action, suit or proceeding brought against the Executive, arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify the Executive from any judgment, loss or settlement on account thereof, regardless of the jurisdiction in which any such claim, actions, suits or proceedings may be brought.

         (b) Notwithstanding the foregoing, Company shall not be liable to indemnify and hold the Executive harmless from any liability described above which results from the willful misconduct of the Executive.

         (c) If (i) the Company shall be obligated to indemnify the Executive hereunder, or (ii) a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Company may become obligated to the Executive hereunder, the Executive shall give prompt written notice to the Company of the occurrence of such event. The Company agrees to defend, contest or otherwise protect against any such suit action, investigation, claim or proceeding at the Company's own cost and expense. The Executive shall have the right but not the obligation to participate at her own expense in the defense thereof by counsel of her own choice. In the event that the Company fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Executive shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Company including, without limitations, reasonable attorneys' fees, disbursements and all amounts paid or payable as a result of such suit, action, investigation, claim, or proceeding or compromise or settlement thereof.

12.  Definitions.  For the purposes of this Agreement,

          (a) Company shall mean (i) American Vantage Companies, Inc., if the Executive is employed by the Company on her Termination Date, and (ii) a Successor Organization, if Executive is employed by a Successor Organization on her Termination Date;

          (b)  Company shall include all of the Company's subsidiaries; and

          (c) Successor Organization shall mean any one or more individuals, organizations or entities (except, in any event, the Company or any of its affiliates) that, as a result of a direct or indirect sale, merger, consolidation of such events, owns or controls (i) twenty percent (20%) or more of the combined voting power of the Company of the then outstanding securities, or (ii) substantially all of the Company's assets.

13.  Successors; Binding Agreement.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms its she would be entitled to hereunder if she terminated her employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

          (c) Neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

14. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive, to:      Audrey K. Tassinari
                                   7889 Rancho Mirage
                                   Las Vegas, Nevada 89113

     If to the Company, to:        American Vantage Companies, Inc.
                                   6787 West Tropicana, Suite 200
                                   Las Vegas, Nevada 89103
                                   Attention: Chief Financial Officer

     with a copy to:               Snow Becker Krauss P.C.
                                   605 Third Avenue
                                   New York, New York 10158
                                   Attn.: Jack Becker, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. For purposes of this Agreement, it is understood that any references to duties, practices, procedures, places, arrangements, or policies of the Company in effect on or prior to the date of this Agreement shall be deemed to be those of American Vantage Companies.

16. Payment Obligations Absolute. The Company's obligation to pay the Executive's Total Compensation and all other sums due pursuant to this Agreement and to make the appropriate arrangements as provided for herein shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment defense or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand except as provided herein. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligation to make the payments and arrangements required to be made under this Agreement.

17. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without giving effect to any conflict of law provisions, and the parties irrevocably submit to the jurisdiction of any state or federal court of the State of Nevada, located in the city of Las Vegas, Clark County, for the purpose of any suit, action or other proceeding arising out of this Agreement.

18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. Currency. All sums of money referred to herein shall be payable in U.S. currency.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        AMERICAN VANTAGE COMPANIES
WITNESS:



/s/ Steven G. Barringer                  By:  /s/ Roy K. Keefer
--------------------------------       ----------------------------------------
                                         Roy K. Keefer, Chief Financial Officer


WITNESS:

/s/ Jeanne Hood                           /s/ Audrey K. Tassinari
--------------------------------        ---------------------------------------
                                              Audrey K. Tassinari